EXHIBIT 99







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CryoLife, Inc. Reports Record Revenues and Earnings For 1996

Tuesday, February 18, 1997 8:59:00 AM EST

ATLANTA, Feb. 18 /PRNewswire/ -- Cryolife, Inc. (Nasdaq: CRYL), a leader in human tissue and cell preservation, announced record revenues and earnings for the year ended December 31, 1996.

Revenues for the year were $37,228,000, 27 percent over the previous record of $29,226,000 set in 1995.

Net income for 1996 increased 78 percent over 1995. 1996 earnings were $3,927,000, or 40 cents per common share, compared to the previous record of $2,202,000, or 23 cents per common share in 1995.

The earnings per common share recorded for 1995 and 1996 have been adjusted to reflect the Company's 2-for-1 stock split effected on June 28, 1996.

Steven G. Anderson, President and Chief Executive Officer, CryoLife, Inc., noted, "The Company's financial results in 1996 represent the third consecutive year of record revenues and net income, reflecting expanded applications of cryopreserved human tissues for transplants. Heart valve unit shipments increased by 29 percent over 1995 levels, while vein units shipped increased by 22 percent, and orthopaedic tissue shipments increased by 171 percent. The record pace continued into 1997 with January revenues and net income surpassing the record results achieved in January of 1996."

The acquisition of Ideas for Medicine (IFM) is continuing and the Company expects to close on this transaction by the end of February. Upon successful completion of the acquisition, CryoLife, Inc., would be responsible for both domestic and international marketing of IFM's extensive line of specialty intravenous shunts, balloon and angioplasty catheters, infusion ports and laparoscopic instruments. Founded in 1979, IFM is a privately held company with revenues in excess of $6.5 million annually.

Founded in 1984, CryoLife, Inc., is a leader in the development and commercialization of technology for ultra-low temperature preservation ("cryopreservation") of viable human cardiovascular and orthopaedic tissues for use in cardiac, vascular and orthopaedic surgeries throughout the United States and Canada. The Company also distributes stentless porcine heart valves within the European Community.

                                         CRYOLIFE, INC.
                             Summary of Consolidated Financial Data
                         (In thousands, except share and per share data)

                                             Three 3 Months Ended              Year Ended
                                           12/31/96       12/31/95        12/31/96       12/31/95
Revenues                                   $  8,686       $  7,044         $37,228        $29,226
     Costs and expenses:
Preservation                                  2,862          2,204          12,593         10,485
General, administrative                       3,627          3,353          15,673         12,807
  and marketing
Research & development                          801            628           2,807          2,633

408348.1

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
Interest expense                                 33            ---              72              4
Total                                         7,323          6,185          31,145         25,929
Income before income taxes                    1,363            859           6,083          3,297
Income tax expense                              468            292           2,156          1,095
Net income                                  $   895        $   567         $ 3,927        $ 2,202
Earnings per share of                       $  0.09        $  0.06         $  0.40        $  0.23
  common stock*
Weighted average common                   9,942,000      9,616,000       9,906,000      9,568,000
  and common equivalent
  shares outstanding
                                                 December 31,
                                             1996            1995
  Balance Sheet Data:
Working Capital                             $10,986        $15,217
Total Assets                                $34,973        $24,132
Shareholders' Equity                        $24,929        $20,465


*Adjusted to reflect the two for one stock split effected on June 28, 1996. SOURCE CryoLife, Inc.


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